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                                                                    EXHIBIT 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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


                                                  YEAR ENDED DECEMBER 31
                                        ----------------------------------------

                                           1995    1994    1993    1992    1991
                                           -----   -----   -----   -----   -----

Earnings before cumulative effect of
  accounting changes                       $ 260   $ 124   $ 343   $ 196   $  73

Provision for income taxes                   203     170     268     153     139

Minority interest                              -       -       -       5       6
                                           -----   -----   -----   -----   -----
  Earnings subtotal (a)                      463     294     611     354     218

Fixed charges included in earnings:
   Interest expense                          291     275     304     379     395
   Interest portion of rentals (b)            41      50      55      61      67
                                           -----   -----   -----   -----   -----
     Subtotal                                332     325     359     440     462

Earnings available before fixed charges    $ 795   $ 619   $ 970   $ 794   $ 680
                                           =====   =====   =====   =====   =====


Fixed charges:
 Fixed charges included
  in earnings                              $ 332   $ 325   $ 359   $ 440   $ 462
 Capitalized interest                         35      30      30      34      40
                                           -----   -----   -----   -----   -----
  Total fixed charges                      $ 367   $ 355   $ 389   $ 474   $ 502
                                           =====   =====   =====   =====   =====

Ratio of earnings to fixed charges (a)       2.2     1.7     2.5     1.7     1.4





(a) Includes pretax asset write-downs
    of:                                    $ 105   $  71   $  19   $  50   $ 106

    The ratio of earnings, excluding
    asset write-downs, to fixed charges
    would be:                                2.5     1.9     2.5     1.8     1.6

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(b) Calculated as one-third of operating rental expense.